Ex-2.4
Agreement and Plan of Reorganization


                                   EXHIBIT 2.4


                      AGREEMENT AND PLAN OF REORGANIZATION


     Agreement and Plan of Reorganization ("Agreement"), by and among Telegen Corporation, a California corporation ("Telegen"), certain persons listed in Exhibit A hereof and additional persons exchanging shares under this Agreement pursuant to Section 1.01 (the "Shareholders"), being the owners of record of an aggregate of up to 16,725,000 of the issued and outstanding shares of eTraxx, a California corporation ("eTraxx") and eTraxx.

     WHEREAS, Telegen wishes to acquire and the Shareholders wish to transfer an aggregate of up to 16,725,000 of the issued and outstanding shares of common stock (the "eTraxx Shares") of eTraxx in exchange for an aggregate of up to 5,575,000 shares of common stock of Telegen in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended.

     NOW, THEREFORE, Telegen, the Shareholders and eTraxx adopt this plan of reorganization and agree as follows:

                          SECTION 1. EXCHANGE OF STOCK

     1.01 NUMBER OF SHARES. The Shareholders agree to transfer to Telegen at the Closing the number of shares of common stock of eTraxx (representing 56.2% of the total outstanding shares of eTraxx), shown opposite their names on Exhibit A, in exchange for 5,075,000 shares of common stock of Telegen. The Telegen Shares will be issued at the Closing to the Shareholders in the numbers shown opposite their names as set forth on Exhibit A. eTraxx and Telegen shall also offer to eTraxx shareholders who have not previously agreed to exchange their shares for Telegen shares (the "Non-selling Shareholders") the opportunity to exchange up to an additional 1,500,000 eTraxx shares in exchange for an up to 500,000 shares of common stock of Telegen, for an aggregate of up to 16,755,000 eTraxx shares representing up to 61.7% of the total outstanding shares of eTraxx in exchange for up to 5,575,000 shares of common stock of Telegen (the "Telegen Shares"). Non-selling Shareholders who wish to exchange their eTraxx shares for Telegen shares under this Agreement must execute a Selling Acknowledgment of the form attached as Exhibit H no later than June 30, 2000.

     1.02 THE CLOSING. The Closing is contingent upon and shall take place only following (a) confirmation of the Plan of Reorganization (the "Plan") of Telegen substantially in the form attached hereto as Exhibit B with the United States Bankruptcy Court for the Northern District of California (the "Court") in the case ("Chapter 11 Case") entitled "In Re Telegen Corporation" (Case No. 98-34876-DM-11), (b) the receipt of a minimum of $1,000,000 in gross proceeds from the April 1, 2000 offering by eTraxx of an aggregate of 2,400,000 shares of eTraxx common stock, at a price of $2.25 per share, and (c) the receipt by Telegen of an aggregate of $1,000,000 from subscribers to its offering of common stock commenced on March 30, 2000. A copy of the Plan as confirmed by the Court will be annexed herein at the Closing as Exhibit C.

     1.03 DELIVERY OF CERTIFICATES BY SHAREHOLDERS. The transfer of the eTraxx Shares by the Shareholders shall be effected by the delivery to Telegen at the Closing of certificates representing the eTraxx Shares endorsed in blank or accompanied by stock powers executed in blank.

     1.04 FURTHER ASSISTANCE. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Telegen may request in order more effectively to sell, transfer and assign the transferred eTraxx Shares to Telegen and to confirm Telegen's title thereto.

     1.05 CHANGES IN TELEGEN'S CAPITALIZATION. If between the date of this Agreement and the Closing, the outstanding shares of Telegen common stock are, without the receipt of new consideration by Telegen, increased, decreased, changed into or exchanged for a different number or kind of shares or securities of Telegen through reorganization, reclassification, stock dividend, stock split, reverse stock split or similar change in Telegen's capitalization, except as contemplated by the Plan, Telegen will issue and deliver to the Shareholders in addition to or in lieu of the Telegen Shares specified in Section 1.01, voting stock of Telegen in equitably adjusted amounts. In the event of any change in Telegen's capitalization, all references to Telegen Shares herein shall refer to the number of Telegen Shares as thus adjusted. All references herein to Telegen Shares are to shares of New Common Stock of Telegen following the 1 for 16 reverse stock split as referred to in the Plan.


                               SECTION 2. CLOSING

     2.01 The closing contemplated by Section 1.02 (the "Closing") shall be held at the offices of Telegen, 1840 Gateway Drive, Suite 200, San Mateo, California 94404, on July 30, 2000 or as soon as practical thereafter unless another place or time is agreed upon in writing by the parties.

    SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND ETRAXX

     The Shareholders and eTraxx, jointly and severally, hereby warrant, represent and agree as follows:

     3.01 CORPORATE STATUS. eTraxx is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is not licensed or qualified as a foreign corporation in any other jurisdiction.

     3.02 CAPITALIZATION. The authorized capital stock of eTraxx consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which no shares of preferred stock are outstanding and 24,701,000 shares of common stock which, as of the Closing, will be issued and outstanding. All such shares are or will at the Closing be fully paid and non-assessable.

     3.03 FINANCIAL STATEMENT. The unaudited financial statement of eTraxx furnished to Telegen, consisting of a balance sheet as of June 30, 2000, (the "eTraxx Financial Statement") will be delivered at the Closing, will be correct and will fairly present the financial condition of eTraxx as of the date and such eTraxx Financial Statement.

     3.04 UNDISCLOSED LIABILITIES. eTraxx has no liabilities of any nature except to the extent reflected or reserved against in the eTraxx Financial Statement, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, and eTraxx's accounts receivable are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in the eTraxx Financial Statement.

     3.05 INTERIM CHANGES. Between March 27, 2000 and the date of the Closing, there will have not been, except as set forth on Exhibit D attached hereto and made a part hereof (1) any changes in eTraxx's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse;
(2) any damage, destruction or loss of or to eTraxx's property, whether or not covered by insurance; (3) any declaration or payment of any dividends or other distribution in respect of eTraxx's capital stock, or any direct or indirect redemption, purchase or other acquisition or any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits or other commitments to employees except in each case as contemplated by the Plan.

     3.06 TITLE TO PROPERTY. eTraxx has good and marketable title to all properties and assets, real and personal, reflected in the eTraxx Financial Statement, except as since sold or otherwise disposed of in the ordinary course of business, and eTraxx's properties and assets are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein, with respect to which no default exists. The intellectual property of eTraxx is described in Exhibit E attached hereto and made a part hereof.

     3.07 LITIGATION. There is no litigation or proceeding pending, or to Shareholders' knowledge threatened, against or relating to eTraxx, its properties or business.

     3.08 ACCESS TO RECORDS, ETC. From the date of this Agreement to the Closing, the Shareholders and eTraxx will cause eTraxx (1) to give to Telegen and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Telegen may inspect and audit them; and (2) to furnish such information concerning eTraxx's properties and affairs as Telegen may reasonably request.

     3.09 CONFIDENTIALITY Until the Closing (and permanently if there is no Closing), the Shareholders, eTraxx and their representatives will keep confidential any information which they obtain from Telegen concerning its properties, assets and business. If the transactions contemplated by this Agreement are not consummated by July 31, 2000, the Shareholders and eTraxx will return to Telegen all written matter with respect to Telegen obtained by them in connection with the negotiation or consummation of this Agreement.

     3.10 TITLE TO SHARES. The Shareholders are, in the aggregate, the owners, free and clear of any liens, claims and encumbrances, of all eTraxx Shares.

     3.11 INVESTMENT INTENT. The Shareholders are acquiring the Telegen Shares for investment, for their own respective accounts and not for resale or distribution. The Shareholders acknowledge that they have received and read the Private Placement Memorandum of Telegen dated March 30, 2000, and Telegen's Plan of Reorganization and that they are aware of the risks of acquiring Telegen Shares in exchange for eTraxx Shares and that they accept such risks. The Shareholders acknowledge the speculative nature of the Telegen Shares, that they must hold them for an indefinite period, that such Shares are "restricted securities" as defined under Federal securities laws, that the certificates representing the Telegen Shares will bear a restrictive legend and that such shares may not be sold except pursuant to registration or an exemption from registration under Federal and state securities laws.

         SECTION 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF TELEGEN

     Telegen represents and warrants to, and covenants with the Shareholders as follows:

     4.01 CORPORATE STATUS. Telegen is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is licensed or qualified as a foreign corporation in all jurisdictions in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

     4.02 BANKRUPTCY COURT MATTERS. Telegen is the debtor in the Chapter 11 Case. eTraxx is the corporation referred to in Article I of the Plan and the Telegen Shares referred to herein are a portion of the New Common Stock referred to in Article I of the Plan.

     4.03 CAPITALIZATION. The authorized capital stock of Telegen consists of 100,000,000 shares of common stock, the number of which shares will be outstanding at the Closing are estimated in the Plan, and 10,000,000 shares of preferred stock, none of which are issued and outstanding. All outstanding shares of common stock of Telegen, when issued will be fully paid and non-assessable.

     4.04 THE FINANCIAL STATEMENT OF TELEGEN. The financial statements of Telegen are set forth in the copy of the Plan annexed hereto as Exhibit F.

     4.05 LITIGATION. There is no litigation or proceeding pending, or to Telegen's knowledge threatened, against or relating to Telegen, its properties or business, other than the Chapter 11 case, and actions which may arise out of retained claims as defined in Section 7.1 of Telegen's Plan of Reorganization.

     4.06 ACCESS TO RECORDS, ETC. From the date of this Agreement to the Closing, Telegen will (1) give to eTraxx, the Shareholders and their representatives full access during normal business hours to all of its offices, books, records, contracts and other corporate documents and properties so that eTraxx may inspect and audit them; and (2) furnish such information concerning Telegen's properties and affairs as eTraxx may reasonably request.

     4.07 CONFIDENTIALITY. Until the Closing (and permanently if there is no Closing), Telegen and its representatives will keep confidential any information which it obtained from eTraxx concerning its properties, assets and business. If the transactions contemplated by this Agreement are not consummated by July 31, 2000, Telegen will return to eTraxx all written matter with respect to eTraxx obtained by it in connection with the negotiation or consummation of this Agreement.

     4.08 INVESTMENT INTENT. Telegen is acquiring the eTraxx Shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Telegen has no commitment or present intention to liquidate eTraxx or to sell or otherwise dispose of the eTraxx Shares.

     4.09 CORPORATE AUTHORITY. Telegen has full corporate power and authority to enter into this Agreement (subject to Court approval) and to carry out its obligations hereunder and will deliver to the Shareholders at the Closing a certified copy of the Order of the Court confirming the Plan.

     4.10 DUE AUTHORIZATION. At the Closing, execution of this Agreement and performance by Telegen hereunder will have been duly authorized by all requisite corporate action on the part of Telegen, in accordance with the authority granted by Section 1400 of the California Corporations Code, and this Agreement (upon confirmation of the Plan by the Court) will constitute a valid and binding obligation of Telegen and performance hereunder will not violate any provision of the Plan or Telegen's Articles of Incorporation, Bylaws, mortgages, agreements with third parties or other commitments.

     4.11 COURT AUTHORIZATION. Telegen will, at the Closing, furnish an opinion of counsel satisfactory to the Shareholders to the effect that (a) the Agreement as set forth herein complies and is consistent with the Plan approved by the Court in the Chapter 11 Case, (b) no further approval of the Court is needed for Telegen to enter into this agreement and the transaction contemplated hereby, including the issuance of the Telegen Shares, (c) the Telegen Shares may be issued by Telegen as contemplated in the Plan may be issued without complying with the registration requirements of the Securities Act of 1933, as amended, or the registration or qualification requirements of any state securities law, pursuant to the provisions of Sections 1144 and 1145 of the Bankruptcy Code.

                SECTION 5. CONDUCT OF ETRAXX PENDING THE CLOSING

     The Shareholders and eTraxx agree that from the date of this Agreement until the Closing, eTraxx will conduct itself in the following manner:

     5.01 CERTIFICATE OF INCORPORATION AND BYLAWS. eTraxx will not change its Certificate of Incorporation or Bylaws.

     5.02 CAPITALIZATION, ETC. eTraxx will not make any change in its authorized, issued or outstanding capital stock; grant any stock option or right to purchase shares of its capital stock; issue any security convertible into shares of its capital stock; purchase, redeem, retire, or otherwise acquire any shares of its capital stock; or agree to do any of the foregoing; or declare, set aside or pay any dividend or other distribution in respect of its capital stock.

     5.03 BUSINESS IN ORDINARY COURSE. eTraxx will conduct its business in the ordinary course and will (1) use its best efforts to preserve its business organization intact, to keep available to Telegen the services of its present officers and employees and to preserve the goodwill of suppliers, customers and others having business relations with it; (2) maintain its properties in customary repair, working order and condition, reasonable wear and tear and damage by casualty excepted; (3) keep in force at no less than their present limit all policies of insurance listed in Schedule D; (4) make no material change in the customary terms and conditions on which it extends credit to customers; and (5) enter into no sale, lease, contract, commitment or other transaction; provided, however, that nothing in this Section 5.03 shall prohibit compliance by eTraxx with, or eTraxx's borrowings or repayment of funds pursuant to, and agreements or other commitments disclosed by eTraxx to Telegen on Exhibit G.

     5.04 BANKING ARRANGEMENTS; POWERS OF ATTORNEY. eTraxx will not make any change in its banking and safe deposit arrangements and will not grant any powers of attorney.

     5.05 ACCOUNTING PRACTICES. Except as required by generally accepting accounting principles, eTraxx will not make any changes in its accounting methods or practices.

     5.06 MERGER, ETC. eTraxx will not merge or consolidate with any other corporation; sell or lease all or substantially all of its assets and business;

acquire all or substantially all of the stock of the business or assets or any other person, corporation or business organization; or agree to do any of the foregoing.

                     SECTION 6. COVENANTS AFTER THE CLOSING

     6.01 AFTER CLOSING. From and after the Closing, all parties hereto agree to do or cause to be done the following:
          (a) Issue certificates representing the Telegen Shares to the Shareholders of eTraxx pursuant to Paragraph 1.01 hereof;
          (b) Take all necessary action required herein or under the Plan to consummate this Agreement.

                    SECTION 7. CONDITIONS PRECEDENT - TELEGEN

     All obligations of Telegen under this Agreement are subject, at Telegen's option, to the fulfillment, before or at the Closing, of each of the following conditions:

     7.01 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of the Shareholders and eTraxx contained in this Agreement shall be true and correct as of the date hereof and as of the Closing in all material respects.

     7.02 DUE PERFORMANCE. The Shareholders and eTraxx shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

     7.03 BOOKS AND RECORDS. The Shareholders shall have caused eTraxx to make available to Telegen all books and records of eTraxx, including minute books and stock transfer records.

     7.04 ACCEPTANCE BY THE SHAREHOLDERS. The terms of this Agreement shall have been accepted by June 30, 2000 by all Shareholders of eTraxx selling eTraxx shares to Telegen and said selling eTraxx shareholders shall execute a Selling Acknowledgement of the form attached as Exhibit H.

     7.05 ETRAXX OFFERING. Receipt by eTraxx of a minimum of $1,000,000 in gross proceeds from the April 1, 2000 offering by eTraxx of an aggregate of 2,400,000 shares of eTraxx common stock, at a price of $2.25 per share.

               SECTION 8. CONDITIONS PRECEDENT - THE SHAREHOLDERS

     All obligations of the Shareholders under this Agreement are subject, at their option, to the fulfillment, before or at the Closing, of each of the following conditions:

     8.01 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Telegen's representations and warranties contained in this Agreement shall be true and correct as of the date hereof at and as of the Closing in all material respects.

     8.02 DUE PERFORMANCE. Telegen shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

     8.03 OFFICERS' CERTIFICATE. The Shareholders shall have been furnished with a certificate signed by the President and Secretary of Telegen, dated as of the Closing, certifying (a) to the effects set out in Section 6.01 and 6.02; and (b) that since March 27, 2000, there has been no material adverse change in the financial condition, business or properties of Telegen other than those contemplated by the Plan.

     8.04 REVOCATION OF PRIOR AUTHORIZATIONS. The Shareholders shall have delivered to Telegen certified copies of resolutions of eTraxx's Board of Directors revoking as of the Closing all prior authorizations, powers of attorney, designations and appointments relating to the signing of checks, borrowing of funds, access to corporate safe deposit boxes and other similar matters, to the extent requested by Telegen.

     8.05 RESIGNATIONS. There shall have been delivered to Telegen the signed resignations of such directors of eTraxx as Telegen shall request, dated as of the Closing.

     8.06 PLAN OF REORGANIZATION. The Plan shall have been confirmed by the Court in substantially the same form attached hereto as Exhibit B.

     8.07 TELEGEN OFFERING. Receipt by Telegen of an aggregate of $1,000,000 from subscribers to its offering of common stock commenced on March 30, 2000.

                           SECTION 9. INDEMNIFICATION

     9.01 INDEMNIFICATION OF TELEGEN. The Shareholders and eTraxx severally (and not jointly) agree to indemnify Telegen against any loss, damage or expense (including reasonable attorneys' fees) suffered by Telegen from (1) any breach by the Shareholders or eTraxx of this Agreement; or (2) any inaccuracy in or breach of any of the representations, warranties or covenants by the Shareholders or eTraxx herein; provided, however that (a) Telegen shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages and expenses (including reasonable attorneys' fees) exceeding $50,000 in the aggregate but under no conditions shall such indemnification by any Shareholder exceed the fair market value of the Telegen shares received at the Closing by such Shareholder in exchange for his or her eTraxx shares; and (b) Telegen shall give notice of any claims hereunder within the twenty-four (24) month period beginning on the date of the Closing. No loss, damage or expense shall be deemed to have been sustained by Telegen to the extent of insurance proceeds paid to, or tax benefits realizable by, Telegen or eTraxx as a result of the event giving rise to such right of indemnification.

     9.02 INDEMNIFICATION OF SHAREHOLDERS. Telegen agrees to indemnify the Shareholders and eTraxx against any loss, damage or expense (including reasonable attorneys' fees) suffered by any of them from (1) any breach by Telegen of this Agreement; (2) any inaccuracy in or breach of any of Telegen's representations, warranties or covenants herein; or (3) any third party or shareholder action arising out of or resulting from the acquisition of the eTraxx Shares by Telegen pursuant to this Agreement.

     9.03 DEFENSE OF CLAIMS. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to control the defense of any such claim. So long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

                             SECTION 10. TERMINATION

     10.01 TERMINATION. This Agreement may be terminated (1) by mutual consent in writing; (2) by either the Shareholders or Telegen if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; (3) by the Shareholders should the Plan not be confirmed in substantially the form as attached hereto as Exhibit B, on or before June 30, 2000; or (4) by either the Shareholders of Telegen if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by July 31, 2000.

                         SECTION 11. GENERAL PROVISIONS

     11.01 FURTHER ASSURANCES. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     11.02 WAIVER. Any failure on the part of either party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     11.03 BROKERS. Each party represents to the other party that no broker or finder has acted for it in connection with this Agreement, and agrees to indemnify and hold harmless the other party against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.

     11.04 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by facsimile or overnight courier, as follows:

                           To:      Telegen Corporation
                                    1840 Gateway Drive
                                    Suite 200
                                    San Mateo, California 94404
                                    Attn: Jessica L. Stevens, President and CEO

                                    Fax No.: (650) 261-9468
         With a copy to:
                                    David L. Kagel
                                    1801 Century Park East, #2500
                                    Los Angeles, California 90067
                                    Fax No.: (310) 553-9693

         And if to the Shareholders to:

                                    Dennis Wood
                                    Chief Operating Officer
                                    eTraxx Corporation
                                    204 East Second Avenue
                                    Suite 256
                                    San Mateo, California 94401
                                    Fax:    (650) 560-4609

     11.05 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

     11.06 HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.07 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

     11.08 ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

     11.09 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be considered as original signatures.

     Executed as of this 27th day of March, 2000.

TELEGEN CORPORATION



By:    /S/ JESSICA L STEVENS
       -------------------------------------
         Jessica L. Stevens
         President



By:    /S/ BONNIE CRYSTAL
       -------------------------------------
         Bonnie Crystal
         Secretary


ETRAXX CORPORATION



By:    /S/ DENNIS WOOD
       -------------------------------------
         Dennis Wood
         Chief Operating Officer

SHAREHOLDERS OF ETRAXX CORPORATION



/S/ JESSICA L STEVENS                                /S/ DENNIS WOOD
---------------------------                          ---------------------------
Jessica L. Stevens                                   Dennis Wood



/S/ BONNIE CRYSTAL                                   /S/ VICTORIA KOLAKOWSKI
---------------------------                          ---------------------------
Bonnie Crystal                                       Victoria Kolakowski


/S/ STEVE WEISS
---------------------------
Steve Weiss

                                    EXHIBIT A

                                       No. of                     No. of
Name of                                eTraxx                    Telegen
Shareholder                            Shares                     Shares
-----------                            ------                    -------
Jessica L. Stevens                 10,500,000                  3,500,000
Bonnie Crystal                      4,500,000                  1,500,000
Dennis Wood                            75,000                     25,000
Victoria Kolakowski                    75,000                     25,000
Steven Weiss                           75,000                     25,000

                                    EXHIBIT B

To be attached:

Telegen proposed Plan of Reorganization.

                                    EXHIBIT C


To be attached:

Telegen's Plan of Reorganization as confirmed by the U. S. Bankruptcy Court for the Northern District of California.

                                    EXHIBIT D


To be attached:

Interim changed to eTraxx's business at the time of Closing.

                                    EXHIBIT E


To be attached:

eTraxx's intellectual property at the time of Closing.

                                    EXHIBIT F


The financial statements of Telegen as set forth in the Plan of Reorganization.

                                    EXHIBIT G


Any sale, lease, contract, commitment or other transaction entered into by eTraxx prior to the Closing.

                                    EXHIBIT H


                             SELLING ACKNOWLEDGMENT


I,_______________________________, a shareholder of eTraxx Corporation, have carefully read the Agreement and Plan of Reorganization ("Agreement"), by and among Telegen Corporation, a California corporation ("Telegen"), eTraxx Corporation, a California corporation ("eTraxx") and certain eTraxx shareholders and hereby offer to Telegen ____________________ of shares of eTraxx common stock in exchange for _____________________ of shares of Telegen common stock pursuant to the terms and conditions of the Agreement. I further agree to be bound by the terms and conditions of the Agreement.



--------------------------------
Shareholder


--------------------------------
Date


ACCEPTED BY TELEGEN CORPORATION


BY
  ------------------------------


--------------------------------
Date

                                    EXHIBIT H


                             SELLING ACKNOWLEDGMENT


I, WMS DEBT MANAGEMENT, L. P. , a shareholder of eTraxx Corporation, have carefully read the Agreement and Plan of Reorganization ("Agreement"), by and among Telegen Corporation, a California corporation ("Telegen"), eTraxx Corporation, a California corporation ("eTraxx") and certain eTraxx shareholders and hereby offer to Telegen 1,200,000 of shares of eTraxx common stock in exchange for 400,000 of shares of Telegen common stock pursuant to the terms and conditions of the Agreement. I further agree to be bound by the terms and conditions of the Agreement.

FOR: WMS DEBT MANAGEMENT L. P.

    /S/ ROBERT A CADD
--------------------------------------
Shareholder - General Partner


    6-29-00
--------------------------------------
Date


ACCEPTED BY TELEGEN CORPORATION


BY    /S/ JESSICA L STEVENS
--------------------------------------


    6-29-2000
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Date

                                    EXHIBIT H


                             SELLING ACKNOWLEDGMENT


I, WILLIAM M. SWAYNE II , a shareholder of eTraxx Corporation, have carefully read the Agreement and Plan of Reorganization ("Agreement"), by and among Telegen Corporation, a California corporation ("Telegen"), eTraxx Corporation, a California corporation ("eTraxx") and certain eTraxx shareholders and hereby offer to Telegen 300,000 of shares of eTraxx common stock in exchange for 100,000 of shares of Telegen common stock pursuant to the terms and conditions of the Agreement. I further agree to be bound by the terms and conditions of the Agreement.


    /S/ WILLIAM M. SWAYNE II
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Shareholder


    6-29-00
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Date


ACCEPTED BY TELEGEN CORPORATION


BY    /S/ JESSICA L STEVENS
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    6-29-2000
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Date